Exhibit 99.1

FOR IMMEDIATE RELEASE: Monday, October 18, 2004

Sutron Corporation Reports Third Quarter 2004 Results
October 18, 2004, Sterling, VA... Sutron Corporation, a leading provider of hydrological and meteorological monitoring products, systems and services, today reported financial results for the quarter ended
September 30, 2004.

Financial Highlights
For the third quarter ended September 30, 2004:
--Revenue from sales of products, systems and services was up 115% to $4,813,906 from $2,230,638 in the third quarter of 2003.

--Reported net income was $632,959 as compared to a net loss of $103,516 in the third quarter of 2003, an increase of $736,475.

--Earnings per share were $0.15 versus a loss of $0.02 per share during the third quarter of 2003.

--Gross margin was 38% versus 26% in 2003.

--EBITDA (a non-GAAP performance measure) was $1,045,113 as compared to a loss of $126,840 during the third quarter of 2003, an increase of $1,171,953.
   Sutron continues to set new Company records in 2004 said Raul McQuivey, Sutrons chairman and chief executive officer. Our third quarter performance resulted in record-setting revenue, earnings per share and EBITDA. Revenues were propelled by shipments to Avensys, a private
   Canadian corporation representing a consortium that includes Hydro Quebec International, Environment Canada and Canadian Environmental Assistance for the Emergency Flood Recovery Project for Poland, of approximately $828,000, deliveries of engineering and maintenance support services to South Florida Water Management District of approximately $711,000 and deliveries of FMQ-13(v)2 Wind Sensor systems to Hanscom Air Force Base of approximately $700,000. Our bookings for the third quarter were exceptional as well. Bookings were approximately $6.1 million versus $4.6 million in 2003."

For the nine months ended September 30, 2004:

--Revenue from sales of products, systems and services was up 72% to $12,614,975 from $7,309,235 in the first nine months of 2003.

--Reported net income was $1,535,235 versus a net loss of $258,113 in the first nine months of 2003.

--Earnings per share were $0.36 versus a loss of $0.06 per share during the first nine months of 2003.

--Gross margin was 39% versus 28% in 2003.

--EBITDA (a non-GAAP performance measure) was $2,578,568 versus a loss of $311,414 for the first nine months of 2003.

Other Q3 2004 Highlights

Among other Q3 2004 highlights, Sutron:

--Received orders totaling $1,574,121 from the South Florida Water Management
  District for general hydrological engineering services and equipment maintenance services including a contract award of $1,049,323 for data recorder maintenance in the Everglades Water Conservation Area.

--Received orders totaling $960,000 from NOAAs National Ocean Service (NOS) to provide tide systems, software, services and equipment.

--Received orders from the Netherlands Antilles and Aruba Meteorological Service
  totaling approximately $298,000 to design, manufacture and install Airport
  Weather   Observation Systems for three airports in the Netherlands Antilles and Aruba.

--Was recognized as one of the third quarters top performers for Washington
  D.C. area public companies as ranked and reported by the Washington Post on October 11, 2004 with a closing stock price as of September 30th of $4.10 and a percent change of 28%.

Business Outlook
The company expects its Q4 2004 products, systems and services revenue to be in the range of $4.4 million to $5.2 million. The forecast range of products, systems and services revenue would represent revenue growth of 19% to 40% over the fourth quarter of 2003.

This release contains forward-looking statements, including statements regarding Sutron's expected commercial operations. These forward-looking statements are based on a number of assumptions and Sutron's actual results and operations may be materially different from those expressed or implied by such statements.